Harbor Funds

March 1, 2011

Jennison Associates LLC

466 Lexington Avenue

New York, NY 10017

Investment Advisory Agreement For Subadviser

(Harbor Capital Appreciation Fund)

Dear Sirs:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor Capital Appreciation Fund (the “Fund”).· The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as *mended (the “Investment Advisers Act”). Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

P.O. Box 804660 | Chicago, Illinois 60680-4108

800-422-1050 | www.harborfunds.com

Distributed by Harbor Funds Distributors, Inc.

JENNISON ASSOCIATES LLC

HARBOR CAPITAL APPRECIATION FUND

MARCH 1, 2011

2.	Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information and any investment guidelines or other instructions received in writing from the Adviser. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities and financial instruments shall be purchased for such portion of the Fund’s assets, what securities and financial instruments shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and the Investment Company Act, and to the investment objectives, policies and restrictions (including, without limitation, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for qualification as a regulated investment company) of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you. In accordance ,with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and financial instruments with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

The Adviser shall provide you with written statements of the Declaration of Trust; the By-Laws; the Fund’s investment objectives and policies; the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and Investment Advisers Act and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Code, all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended, and the Investment Company Act.

You shall maintain written compliance policies and procedures that you reasonably believe are adequate to ensure the Fund’s compliance with the foregoing and that are reasonably designed to prevent yourself and the Fund from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees that the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser immediately upon detection of any material breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, including the Investment Company Act and Subchapter M of the Code, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally, such as when the violation could be considered material to your advisory clients.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an

JENNISON ASSOCIATES LLC

HARBOR CAPITAL APPRECIATION FUND

MARCH 1, 2011

agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to meet with the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in Section 4.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. Other than as herein specifically indicated, you will not be required to pay any expenses of the Fund.

4.	Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Prospectus and Statement of Additional Information by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custod.ian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

You will offer to the Adviser any more favorable asset based effective fee rates that are provided to your other r:egistered investment company clients (multiple relationships or single client) for investment strategies substantially similar to that utilized by the Fund, excluding clients with fees that are structured to include a performance-based fee. In the case of registered investment company clients (multiple relationships or single client) in an investment strategy substantially similar to that utilized by the Fund with fees that are structured to include a performance-based fee, when the total fee (comprised of the asset-based fee and the performance-based fee) is earned on the basis of investment performance that is in excess of the client’s benchmark by 6% on a cumulative basis over three years, if the effective fee rate for such client .in any calendar quarter is lower than the effective fee rate to Adviser, then you will offer the same effective fee rate to Adviser for that quarter. This calculation will exclude only the first three years of any performance fee arrangement beginning on the inception date of the arrangement and ending on the third anniversary of the inception date to the extent that such performance fee is based on trailing three year returns. For such arrangements, beginning after the third anniversary of the inception date of such arrangement, which would be the first full quarter after the first full three years of actual performance have been achieved, and for each successive quarter thereafter, there shall be no exclusion for such clients from this provision comparing the effective fee rate for such clients to the Fund’s effective fee rate. As of January 1, 2012, you will also offer to the Adviser any more favorable asset based fee schedule that is provided to your other registered investment company clients (multiple relationships or single client) for investment strategies

JENNISON ASSOCIATES LLC

HARBOR CAPITAL APPRECIATION FUND

MARCH 1, 2011

substantially similar to that utilized by the Fund, excluding (i) clients with fees that are structured to include a performance-based fee, and (ii) registered investment company clients sponsored by your affiliates (defined as entities controlling you, controlled by you or under common control with you) that serve as funding vehicles for variable annuity products for which you serve as adviser or subadviser; provided the fee arrangements for such clients do not permit the aggregation of assets for different mandates for the same client for purposes of computing the effective fee rates for those clients. Determinations as to whether this paragraph shall apply to particular client arrangements shall be made in good faith. Such offer shall be made as soon as practicable after a more favorable asset based effective fee rate or, beginning January 1, 2012, more favorable asset based fee schedule is provided for any of the above-specified clients. Should such more favorable fee arrangements be offered to the above-specified clients, the Adviser will be notified within (30) business days after such new fee arrangements are established.

5.	Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of portfolio securities and financial instruments for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers or employees will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment securities and financial instruments by the Fund, other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board of Trustees. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and financial instruments for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities and financial instruments for the Fund with such certain brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and

JENNISON ASSOCIATES LLC

HARBOR CAPITAL APPRECIATION FUND

MARCH 1, 2011

efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

6.	Limitation of Liability of Subadviser. You will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.

The Adviser shall indemnify you for any damages and related expenses incurred by you as a result of the performance of your duties hereunder, unless the same shall result from behavior found by a final judicial determination to constitute willful misfeasance, bad faith, gross negligence or a reckless disregard of your obligations, as specified above.

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you.

7.	Duration and Termination of this Agreement. This Agreement shall remain in force until March 1, 2012 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement shall automatically terminate in the event of its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

8.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

JENNISON ASSOCIATES LLC

HARBOR CAPITAL APPRECIATION FUND

MARCH 1, 2011

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

10.	Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Funds with respect to transactions by any Fund in securities or other assets.

12.	Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential; provided, however, that you may disclose information (i) to your affiliates provided you reasonably believe such affiliates will similarly maintain the confidentiality of that information, (ii) to the Custodian with respect to the Fund’s portfolio; (iii) to brokers and dealers that are counterparties for trades for the Fund’s portfolio; (iv) to third party service providers subject to confidentiality agreements; (v) as required by law, court order or other regulating authority; (vi) as requested by regulatory or governmental authorities or auditors; and (vii) as otherwise agreed to in writing by the Adviser. Information that (a) was or becomes generally available to the public, other than as a result of disclosure by the other party; (b) was or becomes available to the other party on a non-confidential basis from a source other than the party, which source is not known to be bound by any obligations of confidentiality; or (c) is independently developed by the other party without reference to or reliance on information or advice furnished pursuant to this Agreement, will not be considered confidential for purposes of this paragraph. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own benefit to the detriment of the Fund.

JENNISON ASSOCIATES LLC

HARBOR CAPITAL APPRECIATION FUND

MARCH 1, 2011

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR CAPITAL APPRECIATION FUND

By:	/s/ David G. Van Hooser
David G. Van Hooser, President

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Brian L. Collins
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

JENNISON ASSOCIATES LLC

By:	/s/ Mehdi A. Mahmud
Name:	Mehdi A. Mahmud
Title:	Vice Chairman and Managing Director